                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              Nuevo Energy Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

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   (4)  Date Filed:

        -----------------------------------------------------------------------

[NUEVO LETTERHEAD]

                                 April 25, 2002

                            NOTICE OF ANNUAL MEETING

Dear Fellow Stockholder,

       You are cordially invited to attend the Annual Meeting of Stockholders of Nuevo Energy Company which will be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas, on Wednesday, May 22, 2002 at 9:00 a.m. local time.

       At this annual meeting you will be asked to vote on the following matters:

       1. to elect our board of directors to serve until the annual meeting of stockholders in 2003; and

       2. to conduct any other business which is properly raised at the meeting.

       The attached proxy statement provides information concerning the matters to be voted on at this meeting. We again point out our corporate governance principles which we have been operating under for the past several years and I encourage you to read them carefully. I believe these principles fully align management's efforts with the interests of our stockholders. Our proxy materials are being sent to stockholders on or about April 25, 2002.

       It is important that your shares be represented at the annual meeting, regardless of the size of your holdings. We urge you to return the signed proxy in the enclosed envelope as soon as possible. If you do attend the annual meeting in person, you may withdraw your proxy and vote your stock at the meeting. We value your opinions and encourage you to participate in the annual meeting by voting your proxy.

       We have adopted the SEC's "plain English" drafting principals in writing our proxy statement. This was done to make our proxy materials easier to understand which we hope will enable you to make the best informed decision possible.

       Thank you for your continued support and interest in Nuevo Energy.

                                          Very truly yours,

                                         /s/ JAMES L. PAYNE
                                          James L. Payne
                                          Chairman, President and
                                          Chief Executive Officer

--------------------------------------------------------------------------------

TABLE OF CONTENTS                                                               PAGE
Questions and Answers.........................................................    3
Beneficial Ownership of Our Common Stock......................................    5
Our Corporate Governance Principals...........................................    8
Proposal I.       Election of Directors.......................................   13
Executive Compensation........................................................   19

--------------------------------------------------------------------------------
QUESTIONS AND ANSWERS:

WHO IS ASKING FOR MY PROXY?  ---------------------------------------------------
Your proxy is being solicited by our board of directors for use at our 2002 annual meeting of stockholders. Our directors and officers may also solicit proxies on behalf of our board of directors, in person, or by telephone, telefax or mail. If our directors, officers or employees solicit proxies they will not be specially compensated. Nuevo will pay all costs and expenses of this proxy solicitation.

WHAT ARE STOCKHOLDERS BEING
     ASKED TO VOTE ON?       ---------------------------------------------------
At our 2002 annual meeting, stockholders will be asked to vote to elect our board of directors to serve until the annual meeting of stockholders in 2003.

HOW DO I VOTE MY SHARES?     ---------------------------------------------------
A proxy card is included with the materials being sent to stockholders with these proxy materials. If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card. Shares covered by a properly signed proxy card which does not specify how to vote the shares will be voted for the election of the director nominees named in this proxy statement.

If any matters other than those described above are raised at the annual meeting, the proxy card gives the proxy holders the right to vote for or against such matter at their discretion. At the date of this proxy statement, we do not know of any matters to be presented at the annual meeting other than that described herein.

WHAT VOTE IS REQUIRED?       ---------------------------------------------------
Under Delaware law, we cannot conduct business at the annual meeting unless a quorum is present. A quorum will be present if a majority of our outstanding shares of stock on the record date are present at the meeting in person or by proxy. If a quorum is present, directors are elected by a plurality vote, which means that the eight director nominees receiving the most votes will be elected.

With respect to the election of directors, you may (i) vote for the election of all eight director nominees, (ii) withhold authority to vote for all director nominees or (iii) withhold authority to vote for any director nominee by so indicating in the appropriate space on the proxy card. Our stockholders do not have the right to cumulate votes in the election of directors.

WHAT IS THE EFFECT OF AN
     ABSTENTION OR A BROKER
     NON-VOTE?               ---------------------------------------------------
You may mark "abstain" on your proxy card for any of the matters submitted to a vote. With respect to the election of directors, abstentions have no effect in determining if a plurality exists but it does affect the total votes received by a particular nominee.

Many of our shares are held in "street name" which means that a depository, broker-dealer or other institution holds shares in its name which are beneficially owned by another person. The rules of the New York Stock Exchange provide that a street name holder must receive the direction from the beneficial owner of the shares to vote on issues other than routine stockholder matters such as the election of directors and ratification of auditors. A "broker non-vote" refers to a proxy which votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our annual meeting:

        -- For purposes of determining whether a quorum is present under Delaware law, a broker non-vote is deemed to be present at the meeting.
        -- For purposes of the election of directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.

HOW DOES THE BOARD OF
     DIRECTORS RECOMMEND I
     VOTE?                   ---------------------------------------------------
The board of directors unanimously recommends that you vote "For" each nominee to our board.

HOW MANY SHARES MAY VOTE AT
     THE ANNUAL MEETING?     ---------------------------------------------------
The only stock with the right to vote at the meeting is our common stock, and only shares owned on the record date may by voted at the meeting. Each share of common stock is entitled to one vote on each matter voted on at the annual meeting. On the record date, there were 17,052,376 shares of common stock outstanding.

WHAT IS THE RECORD DATE?     ---------------------------------------------------
April 5, 2002.

WHY HAVE YOU ADOPTED
     CORPORATE GOVERNANCE
     PRINCIPLES?             ---------------------------------------------------
In 1997, Nuevo committed to the investment community that it would become a leader in corporate governance. As a result, several important initiatives were undertaken, including an exhaustive review of our governance principles. The board felt it important for our stockholders and other interested parties to know exactly where we stand on the important issues surrounding the proper governance of a public company. We believe that the principles adopted unanimously by the board and published in this proxy do in fact make us a leader in corporate governance and that adhering to these principles will help us provide superior returns to our stockholders.

CAN I REVOKE MY PROXY?       ---------------------------------------------------
Yes. You may revoke your proxy at any time before a vote is taken in any of the following ways:

        --    attend the annual meeting and vote in person;
        --    submit a proxy with a later date; or
        --    notify our corporate secretary in writing that you wish to revoke your proxy.

Our corporate secretary's name and address is Bruce K. Murchison, 1021 Main, Suite 2100, Houston, Texas 77002, and his phone number is (713) 652-0706.

HOW DO I NOMINATE A PERSON
     FOR A POSITION ON THE
     BOARD OF DIRECTORS?     ---------------------------------------------------
Our certificate of incorporation and bylaws require that stockholders notify us of their intent to nominate directors for the annual meeting in 2003 prior to January 22, 2003. The nomination should be in writing and addressed to our board of directors c/o Nuevo Energy Company, 1021 Main, Suite 2100, Houston, Texas 77002 with copies to our president and corporate secretary. The nomination must contain the name and address of the nominee and describe his or her qualifications for being a director. All nominations will be forwarded to our nominating and governance committee, which will make a recommendation to the board of directors concerning nominations for director. The opportunity for stockholders to submit nominations for this year's annual meeting ended on January 23, 2002. No stockholder nominations were submitted.

WHEN ARE PROPOSALS BY
     SHAREHOLDERS DUE FOR
     THE 2003 MEETING?       ---------------------------------------------------
Proposals to be included in our proxy, other than nominations for director, must be received by us on or before December 16, 2002. Such proposals should be addressed to the attention of our corporate secretary at Nuevo Energy Company, 1021 Main, Suite 2100, Houston, Texas 77002. In order to avoid any controversy as to the date you deliver a proposal to us, you should consider using registered mail, return receipt requested. Under the SEC's rules, we are not obligated to include all proposals made by stockholders in our proxy statement.

--------------------------------------------------------------------------------
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK:

       The following tables show the ownership of our common stock by (i) anyone who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our non-employee directors, (iii) our six most highly compensated executive officers, and (iv) all of our executive officers and directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to their name. Information in the tables has been obtained from filings made with the SEC or, in the case of our directors and executive officers, has been provided by such individuals. Unless otherwise indicated, the information provided below is based on information available to us as of the record date.

--------------------------------------------------------------------------------
OUR 5% STOCKHOLDERS:
--------------------------------------------------------------------------------

                                                              NUMBER OF SHARES   PERCENT
                                                              ----------------   -------
Artisan Partners Limited Partnership........................     1,836,901        10.8(1)
  Andrew A. Ziegler
  Carlene M. Ziegler
  1000 North Water Street, #1770
  Chicago, Illinois 60602-4207
Franklin Resources, Inc. ...................................     1,366,045         8.0(2)
  Charles B. Johnson
  Rupert H. Johnson, Jr.
  One Franklin Parkway
  San Mateo, California 94403
Relational Investors, LLC...................................     1,165,100         6.8(3)
  David H. Batchelder
  Joel L. Reed
  Ralph V. Whitworth
  11975 El Camino Real, Suite 300
  San Diego, California 92130
Dimensional Fund Advisors...................................     1,095,500         6.4(4)
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
State Street Research & Management Co. .....................     1,054,900         6.2(5)
  One Financial Center, 30th Floor
  Boston, Massachusetts 02111-0296
Cramer Rosenthal McGlynn, LLC...............................       862,800         5.1(6)
  707 Westchester Avenue
  White Plains, New York 10604

--------------------------------------------------------------------------------
MEMBERS OF OUR BOARD OF DIRECTORS WHO ARE NOT EMPLOYEES:
--------------------------------------------------------------------------------

                                       SHARES BENEFICIALLY OWNED
                                       -------------------------
                                                     UNDER STOCK   RESTRICTED
                                       OUTSTANDING    OPTIONS**      STOCK        TOTAL     PERCENT
                                       -----------   -----------   ----------   ---------   -------
Isaac Arnold, Jr. ...................      25,000       63,750       23,410       112,160       *
David H. Batchelder..................   1,165,100(3)    10,500       12,780     1,188,380     7.0
Charles M. Elson.....................       2,778       21,750       12,780        37,308       *
Robert L. Gerry III..................       4,600      268,416        7,500       280,516     1.7
James T. Jongebloed..................          --           --           --            --       *
Sheryl K. Pressler...................          --           --           --            --       *
Gary R. Petersen.....................       4,000       29,250       12,780        46,030       *
David Ross...........................      13,000       21,750       12,780        47,530       *
Robert W. Shower.....................      10,000       21,750        7,500        39,250       *

--------------------------------------------------------------------------------
OUR EXECUTIVE OFFICERS:
--------------------------------------------------------------------------------

                                    SHARES BENEFICIALLY OWNED
                         -----------------------------------------------
                                       UNDER      UNDER        UNDER
                                       401(K)     STOCK       DEFERRED     RESTRICTED
                         OUTSTANDING    PLAN    OPTIONS**   COMPENSATION     STOCK       TOTAL    PERCENT
                         -----------   ------   ---------   ------------   ----------   -------   -------
James L. Payne.........    19,073         --          --           --           --       19,073       *
Phillip A. Gobe........        --      2,292      50,000       12,224           --       64,516       *
Janet F. Clark.........        --        261          --          352           --          613       *
Bruce K. Murchison.....       300      2,903      56,334       20,597           --       80,134       *
George B. Nilsen.......        --         --          --           --           --           --       *
John P. McGinnis.......        --      2,556      45,035       16,483           --       64,074       *
Douglas L. Foshee......        --         --     543,414           --           --      543,414     3.2
Robert M. King.........        --      13,825    132,526           --           --      146,351       *
Dennis A. Hammond......       260      4,030     177,802           --           --      182,092     1.1
Michael P. Darden......        --      3,948     117,208           --           --      121,156       *

--------------------------------------------------------------------------------
ALL DIRECTORS AND EXECUTIVE OFFICERS TOGETHER:
--------------------------------------------------------------------------------

                                                                TOTAL     PERCENT
                                                              ---------   -------
                                                              2,972,597    17.4

Footnotes:

 *  Under 1%.

**  Stock options include only options which may be exercised within 60 days.

(1) Artisan Partners Limited Partnership ("Artisan Partners") is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Artisan Investment Corporation ("Artisan Corp.") is the General Partner of Artisan Partners and Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp. Artisan Corp. reported shared dispositive and shared voting power with respect to all 1,836,901 shares. The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. To the knowledge of Artisan Partners, Mr. Ziegler or Ms. Ziegler, none of such persons has an economic interest in more than five percent of the class of stock.

(2) Of the shares reported for Franklin Resources, Inc., Franklin Advisers, Inc. is reported to have sole voting power over 1,301,045 shares and Franklin Advisory Services, LLC has sole voting power over 65,000 shares. In addition, Franklin Advisers, Inc. is reported to have sole dispositive power over 1,301,045 shares and Franklin Advisory Services, LLC is reported to have sole dispositive power over 65,000 shares. Franklin Advisers, Inc. and Franklin Advisory Services, LLC are both wholly owned investment advisory subsidiaries of Franklin Resources, Inc. Each of Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. own in excess of 10% of the outstanding common stock of Franklin Resources,

    Inc. As the principal shareholders of Franklin Resources, Inc., each of Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed for certain purposes to be beneficial owners of the shares beneficially owned by Franklin Resources, Inc. Shares beneficially owned by Franklin Resources, Inc. include 1,301,045 shares which may be received upon conversion of our outstanding term convertible securities ("TECONS").

(3) Relational Investors, LLC, reported sole dispositive and voting power with respect to all 1,165,100 shares. These shares are owned by an account managed at Relational Investors, LLC and by the following limited partnerships of which Relational Investors, LLC is the sole general partner:
    Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P. and Relational Partners, L.P. Each of Messrs. Batchelder, Whitworth and Reed are managing members of Relational Investors, LLC, and may be deemed for certain purposes to beneficially own shares beneficially owned by Relational Investors, LLC.

(4) Dimensional Fund Advisors Inc. ("Dimensional"), an investment adviser registered under section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." All securities reported in the Schedule 13G are owned by the Funds. In its role as investment advisor or manager, Dimensional possesses sole voting and sole dispositive power with respect to all 1,095,500 shares. Dimensional disclaims beneficial ownership of such securities.

(5) State Street Research & Management Company ("State Street"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reported sole power to vote or to direct the vote with respect to 1,032,500 shares and sole power to dispose or to direct the disposition of 1,054,900 shares. These securities are beneficially owned by State Street in its capacity as investment advisor and are owned by clients of State Street.

(6) Cramer Rosenthal McGlynn, LLC, an investment adviser registered under section 203 of the Investment Advisors Act of 1940, reported to hold shared voting and shared dispositive power with respect to all 862,800 shares.

--------------------------------------------------------------------------------
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

       Section 16(a) of the Exchange Act requires certain of our executive officers and all directors and more than ten percent stockholders of our equity securities (collectively, "Reporting Persons") to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) with the SEC. These reporting persons are required to furnish us with copies of all
Section 16(a) reports that they file.

       To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for the fiscal year ended December 31, 2001 and written representations from Reporting Persons that no other reports were required, we believe that all Reporting Persons complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2001, except that a Form 3 was filed late for James L. Payne and Michael P. Darden, Robert M. King and Sandra D. Kraemer, who are no longer employed by us, filed late Form 4's.

--------------------------------------------------------------------------------
OUR CORPORATE GOVERNANCE PRINCIPLES:

       Our management and board of directors remain committed to conducting business consistent with good corporate governance practices. In 1998, our board of directors established a nominating and governance committee whose members currently are David Ross, who acts as Chairperson, Charles M. Elson and Robert
W. Shower.

       In 1998 the nominating and governance committee recommended, and the full board of directors adopted, the "Nuevo Energy Company Corporate Governance Guidelines." These guidelines have been published in order to inform stockholders of the board's current thinking with respect to selected corporate governance issues. The board will continue to assess the appropriateness and effectiveness of the guidelines, and it is likely that changes to the guidelines will be considered from time to time. Compliance with the Corporate Governance Guidelines is reviewed annually in connection with the preparation of our proxy and each director has confirmed his compliance with the guidelines.

BOARD MISSION & OBJECTIVES

        Mission Statement

       The company's primary objective is to maximize stockholder value while adhering to the laws of the jurisdictions wherein it operates and at all times observing the highest ethical standards. The company will pursue this objective primarily through participation in the energy industry.

        Corporate Authority & Responsibility

       All corporate authority resides in the board of directors as the representative of the stockholders. Authority is delegated to management by the board in order to implement the company's mission. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The board retains responsibility to recommend candidates to the stockholders for election to the board of directors. The board retains responsibility for selection and evaluation of the CEO, oversight of the succession plan, determination of senior management compensation, approval of the annual budget, assurance of adequate systems, procedures and controls, as well as assisting in the preparation and approval of the strategic plan. Additionally, the board provides advice and counsel to senior management.

DIRECTORS

        Personal Characteristics & Core Competencies of Directors

       Individual directors should possess all of the following personal characteristics:

       INTEGRITY AND ACCOUNTABILITY - Character is the primary consideration in evaluating any board member. Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

       INFORMED JUDGMENT - Board members should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and wisdom and apply it in decision making.

       FINANCIAL LITERACY - One of the important roles of the board is to monitor the company's financial performance. Board members should be financially literate. Directors should know how to read a balance sheet, income statement and, cash flow statement, and understand the use of financial ratios and other indices for evaluating company performance.

       MATURE CONFIDENCE - The board functions best when directors value board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Board members should approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion.

       HIGH PERFORMANCE STANDARDS - In today's highly competitive world, only companies capable of performing at the highest levels are likely to prosper. Board members should have a history of achievements that reflect high standards for themselves and others.

       PASSION - Directors should be passionate about the performance of the company, both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of the company and an esprit de corps among the board that both challenges and inspires the company's employees.

       CREATIVITY - Success in the energy business will ultimately go to the participants who adapt quickly to changing environments and implement creative solutions to the significant challenges faced by industry participants. Board members should possess the creative talents needed to augment those of management.

        Core Competencies of the Board as a Whole

       To adequately fulfill the board's complex roles, from overseeing the audit and monitoring managerial performance to responding to crises and approving the company's strategic plan, a host of core competencies need to be represented on the board. The board as a whole should possess the following core competencies, with each member contributing knowledge, experience and skills in one or more domains.

       ACCOUNTING AND FINANCE - Among the most important missions of the board is ensuring that stockholder value is both enhanced through corporate performance and protected through adequate internal financial controls. The board should have one or more directors with specific expertise in financial accounting and corporate finance, especially with respect to trends in debt and equity markets.

       BUSINESS JUDGMENT - Stockholders rely on directors to make sensible choices on their behalf. The majority of directors should have a record of making good business decisions in the corporate sector.

       MANAGEMENT - To monitor corporate management, the board needs to understand management trends in general and industry trends in particular. The board should have one or more directors who understand and stay current on general management "best practices" and their application in complex, rapidly evolving business environments.

       CRISIS RESPONSE - Organizations inevitably experience both short and long-term crises. The ability to deal with crises can minimize ramifications and limit negative impact on firm performance. Boards should have one or more directors who have the ability and time to perform during periods of both short-term and prolonged crises.

       INDUSTRY KNOWLEDGE - Companies continually face new opportunities and threats that are unique to their industries. The board should have one or more members with appropriate and relevant industry-specific knowledge.

       INTERNATIONAL MARKETS - To succeed in an increasingly global economy, the board should have one or more directors who appreciate the importance of global business trends and who have first-hand knowledge of international business experience in those markets.

       LEADERSHIP - Ultimately, a company's performance will be determined by the directors' and CEO's ability to attract, motivate, and energize a high-performance leadership team. The board should have one or more directors who understand and possess empowerment skills and have a history of motivating high-performing talent.

       STRATEGY & VISION - A key board role is to approve and monitor company strategy to ensure the company's continued high performance. The board should have one or more directors with the skills and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions, and continuously challenging the organization to sharpen its vision.

        Changes in Professional Responsibility

       The board should consider whether a change in an individual's professional responsibilities directly or indirectly impacts that person's ability to fulfill directorship obligations. To facilitate the board's consideration, the board requires that the CEO and other inside directors submit a resignation as a matter of course upon retirement, resignation, or other significant change in professional roles and responsibilities. All directors should submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. If the board believes that a director will continue to make a contribution to the organization, the continued membership of that director may be supported.

        Identification and Recruitment of Board Members

       One of the tasks of the nominating and governance committee is to identify and recruit candidates to serve on the board of directors. A list of candidates shall be presented to the board for nomination and to the stockholders for consideration. The committee may at its discretion seek third-party resources to assist in the process. The CEO will be included in the process on a non-voting basis. The nominating and governance committee will make the final recommendation to the board.

        Independent Directors

       A substantial majority of the board of directors should be independent. An independent director is defined as a director who:

        -- has not been employed by the company in an executive capacity within the last five years;
        -- is not affiliated with a company that is an adviser, or consultant to the company or a member of the company's senior management;
        -- is not affiliated with a significant customer or supplier of the company;
        -- has no personal services contract(s) with the company, or a member of the company's senior management;
        -- is not affiliated with a not-for-profit entity that receives significant contributions from the company;
        -- within the last five years, has not had any business relationship with the company (other than service as a director) for which the company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission as currently in effect;
        -- is not employed by a public company at which an executive officer of the company serves as a director;
        -- has not had any of the relationships described above with any affiliate of the company; and
        -- is not a member of the immediate family of any person described above.

        Outside Directorships

       The CEO and senior management of Nuevo should limit outside directorships to one or two; non-employee directors who are employed on a full-time basis should limit other directorships to three or four; and retired executives should limit other directorships to five or six.

       Directors are expected to attend all board and committee meetings in person or by phone. Directors shall be prepared by reviewing in advance all materials and be present at the meeting in person or by phone until its adjournment.

        Compensation of Directors

       In order to align the interests of directors and stockholders, directors will be compensated in the form of cash and company equity only, with equity constituting a substantial portion of the total up to 100%.

        Direct Investment in the Company Stock by Directors

       Since a significant ownership stake leads to a stronger alignment of interests between directors and stockholders, each director is required to personally invest at least $100,000 in company stock within 3 years of joining the board. Exceptions to this requirement may only be made by the board under compelling mitigating circumstances.

        Service Limitations of Directors

       In order to replenish the board with fresh approaches to managing the company, the maximum board tenure shall be 15 years.

       A board member may not stand for reelection after age 70, but need not resign until the end of his or her term.

       In order to retain freshness in the process and to give new management the unfettered ability to provide new leadership, a retiring CEO shall not continue to serve on the board.

BOARD ORGANIZATION

        Board Size

       In general, smaller boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Therefore, the board shall be composed of six to twelve members. However, in order to accommodate the availability of an outstanding candidate the number of positions on the board may be expanded.

        Committee Structure

       It is the general policy of the company that all major decisions will be considered by the board as a whole. As a consequence, the committee structure of the board is limited to those committees considered to be basic to or required for the operation of the company as a publicly owned entity. Standing committees shall include audit, compensation, and nominating and governance. All of the committees shall be composed solely of independent directors. The board may form other committees as it determines appropriate.

        Independent Chair

       The board believes that the company is best served by unifying the positions of Chairman and CEO. This structure provides a single leader with a single vision for the company and results in a more effective organization.

BOARD OPERATIONS

        Board Access to Senior Management

       Board members have full access to senior management and to information about the company's operations. Except in unusual circumstances, the CEO should be advised of significant contacts with senior management.

        Board Ability to Retain Advisors

       The board shall retain advisors as it believes to be appropriate. If management is retaining advisors to assist the board, such decision must be ratified by the board. Individual directors should not retain their own advisors except in exceptional circumstances.

        Material in Advance of Meetings

       The board must be given sufficient information to fully exercise its governance functions. This information comes from a variety of sources, including management reports, a comparison of performance to plans, security analysts' reports, articles in various business publications, etc. Generally, board members will receive information prior to board meetings so they will have an opportunity to reflect properly on the items to be considered at the meeting.

       The board will ensure that adequate time is provided for full discussion of important items and that management presentations are scheduled in a manner that permits a substantial proportion of board meeting time to be available for open discussion.

        Executive Session

       Time will be allotted at the end of each board meeting for an executive session involving only the independent directors.

        Evaluation of CEO

       The selection and evaluation of the chief executive officer and concurrence with the CEO's selection and evaluation of the company's top management team are the most important function of the board. In its broader sense, "selection and evaluation" includes considering compensation, planning for succession and, when appropriate, replacing the CEO or other members of the top management team. The performance of the CEO will be reviewed at least annually without the presence of the CEO or other inside directors. The board should have an understanding with the CEO with respect to criteria on which he or she will be evaluated, and the results of the evaluation will be communicated to the CEO.

        Management Development

       The CEO will report annually to the board on the company's program for management development.

        Succession Plan

       CEO succession is a board-driven, collaborative process. Although the current CEO has an important role to play, the board must develop its own plan for succession while collaborating with the CEO in deciding the timing and the necessary qualifications for making a final decision.

        Outside Contacts

       The board believes that the management speaks for the company. Individual board members may, from time to time at the request of management, meet or otherwise communicate with various constituencies that are involved with the company. If comments from the board are appropriate, they should, in most circumstances, come from the chairman; however, this does not preclude directors, in the exercise of their fiduciary duties and subject to confidentiality constraints, from communicating with stockholders or others.

STOCKHOLDER RIGHTS

        Annual Election of Directors

       In order to create greater alignment between the board's and our stockholder's interests and to promote greater accountability to the stockholders, directors shall be elected annually.

        Stockholder Rights Plan

       The company believes that in the hands of a properly aligned and properly governed board, a Terminable Stockholder Rights Plan is in the best interests of all stockholders. Because the board acknowledges that conditions change, the nominating and governance committee of the board will undertake a complete review of the efficacy of the company's stockholder rights plan every three years.

--------------------------------------------------------------------------------
 PROPOSAL I. ELECTION OF DIRECTORS:

       All of our current directors other than David Ross and Robert W. Shower are standing for re-election at the 2002 annual meeting. The nominating and governance committee has nominated Isaac Arnold, Jr., David H. Batchelder, Charles M. Elson, Robert L. Gerry III, James T. Jongebloed, James L. Payne, Gary
R. Petersen, and Sheryl K. Pressler.

--------------------------------------------------------------------------------
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

       The following is information about our directors and executive officers. James T. Jongebloed and Sheryl K. Pressler, our nominees standing for election for the first time, have provided a statement regarding why each wishes to join the Nuevo board. In the following materials "options owned" includes all options owned by the director, even those which have not vested.

DIRECTORS

  [PHOTO OF MR. ARNOLD]         ISAAC ARNOLD, JR.
                                66 years old
                                Director since 1990
                                Shares owned directly and indirectly: 25,000
                                Options owned: 63,750
                                Restricted shares: 23,410
                                Board committees: Compensation, Audit
                                Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

       Mr. Arnold has been a director of Legacy Holding Company since 1989 and Legacy Trust Company since 1997. He has been a director of Cullen Center Bank & Trust since its inception in 1969 and is a director of Cullen/Frost Bankers, Inc. Mr. Arnold is a trustee of the Museum of Fine Arts and The Texas Heart Institute. Mr. Arnold received his B.B.A. from the University of Houston in 1959.

  [PHOTO OF MR. BATCHELDER]     DAVID H. BATCHELDER
                                52 years old
                                Director since 1999
                                Shares owned: 1,165,100 (beneficially through Relational
                                partnerships)
                                Options owned: 10,500 (beneficially through Relational
                                Partnerships)
                                Restricted shares: 12,780 (beneficially through Relational partnerships)
                                Board committees: Compensation, Audit
                                Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

       Mr. Batchelder has been chairman and chief executive officer of Batchelder & Partners, Inc., a financial advisory and investment banking firm, since 1988. He also has been a managing member of Relational Investors LLC, the general partner of an active investment fund, since March 1996. Mr. Batchelder is also a director of Washington Group International, Inc. and Apria Healthcare Group Inc. Mr. Batchelder received a B.S. in accounting from Oklahoma State University in 1971 and is a certified public accountant.

  [PHOTO OF MR. ELSON]          CHARLES M. ELSON
                                42 years old
                                Director since 1998
                                Shares owned: 2,778 Options owned: 21,750
                                Restricted shares: 12,780
                                Board committees: Compensation (chairman),
                                Nominating and Governance.
                                Relationship to Nuevo: None, other than as a
                                director

BIOGRAPHICAL INFORMATION

       Mr. Elson has been the Edgar S. Woolard Jr. Professor of Corporate Governance and the Director of the Center for Corporate Governance at the University of Delaware since 2000. He was a professor of law at Stetson University College of Law from 1990 until 2001 and serves of counsel to the law firm of Holland & Knight (since 1995). He is a member of the American Law Institute and the Advisory Council and Commissions on Director Compensation, Audit Committees, and Director Professionalism of the National Association of Corporate Directors. Mr. Elson is widely regarded as an expert on corporate governance and has served on panels and blue ribbon commissions on such issues as executive compensation, director compensation, director professionalism, chief executive officer succession and others. He was a trustee of Talledega College and is a Salvatori Fellow of the Heritage Foundation. Mr. Elson currently serves as a director of Sunbeam Corporation, a consumer products company, a position he has held since 1996, Auto Zone, Inc., an automobile parts retailer, a position he has held since 2000 and Alderwoods Group, a health care services provider, a position he has held since 2002. He also served as a director of Circon Corporation, a medical products manufacturer, from 1997 until its sale in 1999. Mr. Elson received his B.A. from Harvard College in 1981 and his J.D. from the University of Virginia in 1985.

  [PHOTO OF MR. GERRY]          ROBERT L. GERRY III
                                64 years old
                                Director since 1990
                                Shares owned: 4,600
                                Options owned: 268,416
                                Restricted shares: 7,500
                                Board committees: Audit(ex officio)
                                Relationship to Nuevo: Served as Nuevo's vice
                                chairman from 1994 to 1997 and president and
                                chief operating officer from 1990 to 1994

BIOGRAPHICAL INFORMATION

       Since 1997, Mr. Gerry has been chairman and chief executive officer of Vaalco Energy, Inc., a publicly traded independent oil and gas company which does not compete with Nuevo. From 1994 to 1997, Mr. Gerry was vice chairman of Nuevo. Prior to that, he was president and chief operating officer of Nuevo since its formation in 1990. Mr. Gerry currently serves as a trustee of Texas Children's Hospital.

  [PHOTO OF MR. JONGEBLOED]     JAMES T. JONGEBLOED
                                60 years old
                                Director since 2002
                                Shares owned: None
                                Options owned: None
                                Restricted shares: None
                                Board committees: None
                                Relationship to Nuevo: None, other than as
                                a director

WHY DID YOU JOIN NUEVO'S BOARD?

       I decided to join Nuevo's board because the company has experienced leadership and a high quality board of directors who are interested in growing the company and increasing shareholder value. I believe my business experience in the oilfield services sector of the energy industry will enable me to make a significant contribution to Nuevo's board.

BIOGRAPHICAL INFORMATION

       Mr. Jongebloed served as chairman, president and chief executive officer of Pool Energy Services Company, an oilfield services company, from 1994 through 1999. Mr. Jongebloed resigned his position after Pool Energy merged with Nabors Industries, Inc. in November 1999. From 1989 to 1994, he served as Pool Energy's president and chief executive officer and as president of international operations from 1981 to 1989. From 1978 to 1981, Mr. Jongebloed served as executive vice president of western hemisphere operations for Pool Energy. Mr. Jongebloed served as vice president for western operations from 1976 to 1978 and from 1973 to 1976 as vice president and general counsel for Atwood Oceanics, Inc., an offshore drilling contractor. In the late sixties and early seventies, Mr. Jongebloed served as senior project engineer and as a process engineer for Fluor Corporation, an engineering and construction contractor. Mr. Jongebloed currently serves on the board of Studio of the Americas, Houston Athletic Foundation and is an advisory board member of Spindletop International. Mr. Jongebloed received his B.S. degree from the University of Houston in 1966 and his J.D. from South Texas College of Law in 1971. He also attended the Management Program at Rice University.

  [PHOTO OF MR. PAYNE]          JAMES L. PAYNE
                                65 years old
                                Director since 2001
                                Shares owned: 19,073
                                Options owned: None
                                Restricted shares: None
                                Board committees: None
                                Relationship to Nuevo: Chairman, president and
                                chief executive officer of Nuevo

BIOGRAPHICAL INFORMATION

       James L. Payne joined Nuevo Energy Company as chairman, president and chief executive officer in October 2001. Prior to joining Nuevo, Mr. Payne was vice chairman of Devon Energy Corporation from September 2000 until his retirement in January 2001. Prior to the merger with Devon Energy in August 2000, he served as chairman and chief executive officer of Santa Fe Snyder Corporation. Prior to the May 1999 merger of Santa Fe Energy Resources and Snyder Oil Corporation, Mr. Payne served as chairman and chief executive officer of Santa Fe Energy Resources. In 1982 he joined Santa Fe Energy Corporation, a wholly owned subsidiary of Santa Fe Pacific Corporation, as senior vice president - exploration and land and was named president in 1986 and chairman and chief executive officer in 1990 when the company became publicly traded. Prior to Mr. Payne's career with Santa Fe, he spent twenty-three years with Chevron Oil in various domestic and international exploration and management positions.

       Mr. Payne graduated from the Colorado School of Mines in 1959 with a degree in geophysical engineering and he received the Cecil H. Green Award in Geophysics upon graduation. In 1974 he received an M.B.A. from Golden Gate University and in 1983 he completed the Stanford Executive Program. In 1993 he became a School of Mines Distinguished Achievement Medallist.

       Mr. Payne serves on the board of BJ Services Company, Global Industries, Ltd. and Nabors Industries, Inc. He also serves on the board of the Domestic Petroleum Council, the Independent Petroleum Association of America (IPAA) , the Palmer Drug Abuse Program and the Offshore Energy Center and serves as a member of the President's Council of the Colorado School of Mines. Mr. Payne is a member of the Society of Exploration Geophysicists and the American Association of Petroleum Geologists.

  [PHOTO OF MR. PETERSEN]       GARY R. PETERSEN
                                55 years old
                                Director since 1990
                                Shares owned: 4,000
                                Options owned: 29,250
                                Restricted shares: 12,780
                                Board committees: Compensation
                                Relationship to Nuevo: In addition to
                                participation on the board, Mr. Petersen is a
                                principal in a company which participated with
                                a group of lenders in 1992 in lending
                                $12 million to a joint venture in which Nuevo
                                was an owner. That loan was repaid in full
                                in 1997.

BIOGRAPHICAL INFORMATION

       Mr. Petersen is a co-founder and is a partner of EnCap Investments, Inc., a firm which provides capital in the form of both debt and equity to the energy industry. From 1984 to 1988, he served as senior vice president and manager of the corporate finance division of the energy banking group for RepublicBanc Houston. From 1979 to 1984, he was executive vice president and a director of Nicklos Oil and Gas Company. He also served as a group vice president in the petroleum and minerals division of RepublicBanc Dallas. He is a member of the board of Energy Capital Investment Company, a foreign investment company, Equus II Incorporated and Plains All American Pipeline L.P. Mr. Petersen received his B.B.A. from Texas Tech University in 1968 and his M.B.A. from Texas Tech University in 1970.


  [PHOTO OF MS. PRESSLER]       SHERYL K. PRESSLER
                                51 years old
                                Ms. Pressler is standing for election to the
                                Nuevo board for the first time.

WHY ARE YOU STANDING FOR ELECTION TO NUEVO'S BOARD?

       I am standing for election to Nuevo's board of directors because the company has an excellent management team and a board of directors who are committed to practicing sound governance. I expect to utilize my substantial investment management and corporate governance experience to assist the company in creating value for its shareholders.

BIOGRAPHICAL INFORMATION

       Ms. Pressler has been a self-employed investment and strategy consultant in Altanta, Georgia since 2001. From 2000 to 2001, Ms. Pressler was the chief executive officer for Lend Lease Real Estate Investments - United States, a subsidiary of Lend Lease Corporation, an Australian real estate services company. From 1994 to 2000, she was the chief investment officer for the California Public Employees' Retirement System (CalPERS), the nation's largest pension fund. From 1981 to 1994, she was responsible for the management of the Retirement Funds for the McDonnell Douglas Corporation, a leading aircraft manufacturer and aerospace company. Since 2001, she has been a member of the advisory committee for Peracon, a private company which furnishes information to real estate brokerage firms, and also a member of the investment advisory committee of Sterling Capital Partners Buyout Fund, which makes investment in small to mid-sized companies. Since 1999, Ms. Pressler has been a director of the California HealthCare Foundation, a foundation whose goal is to expand healthcare access and promote improvements in the health status of the people of California. Since 1997, she has served on the board of directors of the Robert
A. Toigo

Foundation, whose goal is to increase participation of minorities in the financial services industry. Ms. Pressler has been nominated to serve on the board of Stillwater Mining Company. Ms. Pressler received her B.A. in Philosophy from Webster University and her M.B.A. from Washington University.

EXECUTIVE OFFICERS

       Phillip A. Gobe, 49, joined us as chief operating officer in February 2001. He is responsible for managing our domestic and international exploitation and exploration operations and business development functions. Prior to coming to us, Mr. Gobe had been the senior vice president for production for Vastar Resources, Inc. since 1997. From 1976 to 1997, Mr. Gobe worked for Atlantic Richfield Company and its subsidiaries in positions of increasing responsibility, primarily in the Gulf of Mexico and Alaska. Among his positions were vice president for human resources and public affairs for ARCO International Oil & Gas from 1995 to 1997, vice president for human resources for ARCO Alaska, Inc. from 1993 to 1995 and operations manager for ARCO Alaska in Prudhoe Bay, Alaska from 1991 to 1993. Mr. Gobe is a graduate of the University of Texas at Austin and holds an M.B.A. from the University of Southwestern Louisiana.

       Janet F. Clark, 47, joined us as senior vice president and chief financial officer in December 2001. Prior to joining Nuevo, Ms. Clark served as executive vice president, corporate development and administration and senior vice president and chief financial officer for Santa Fe Snyder Corporation and its predecessor, Santa Fe Energy Resources, Inc. From 1982 to 1996 Ms. Clark held positions in the investment banking industry at First Boston Corporation, Southcoast Capital Corporation and Williams MacKay Jordan & Co., Inc. Ms. Clark is a graduate of The Wharton School of The University of Pennsylvania with an M.B.A. and Harvard University with an A.B. in economics.

       Bruce K. Murchison, 52, joined us as vice president and general counsel in June 1999. In December 2001, he became senior vice president. During 1998 and 1999, he had been a consultant to Plains Resources senior management on transactional matters. From 1994 to 1998, he served as president of Celeron Corporation, the energy subsidiary of the Goodyear Tire and Rubber Company and operator of the 1,200-mile All American Pipeline System. Prior to assuming duties as president of Celeron, Mr. Murchison was Celeron's general counsel for six years. From 1991 to 1994, in addition to his general counsel responsibilities at Celeron, he was chief operating officer of All American Pipeline Company. He began his career with Goodyear as an attorney in 1985. From 1981 to 1985, Mr. Murchison practiced corporate law and litigation at Texaco Inc. Mr. Murchison received a B.A. from Lafayette College and holds a J.D. from St. John's School of Law.

       George B. Nilsen, 46, joined us as senior vice president of planning and asset management in December 2001. Prior to joining us, Mr. Nilsen was an independent consultant for small independent exploration and production companies. From 1987 to 2000, Mr. Nilsen held various domestic and international management positions in engineering and operations, most recently as division manager - gulf division and corporate manager - exploration and production for Santa Fe Snyder Corporation and its predecessor, Santa Fe Energy Resources, Inc. Mr. Nilsen began his career with Santa Fe in California and then transferred to Midland, Texas as engineering manager. Subsequently, he worked in Argentina and Ecuador in various management positions helping Santa Fe to establish its international program. Prior to joining Santa Fe, Mr. Nilsen worked for over ten years in Bakersfield, California for Petro-Lewis Corporation and Gulf Oil Company in various engineering and operations positions. Nr. Nilsen is a graduate of Bucknell University with a B.S. in chemical engineering.

       John P. McGinnis, 41, joined us as vice president - exploration in August 1999. Prior to joining us, Dr. McGinnis worked for Amerada Hess Corporation from 1995 to 1999, most recently as division explorationist, and for Tenneco Oil Company from 1984 to 1988 as an exploration geophysicist. In 1995 Dr. McGinnis received his Ph.D. in Marine Geology and Geophysics from Columbia University in New York. Much of his research was funded by the oil industry and focused on the petroleum systems in West Africa. He has extensive knowledge of and experience in many basins and hydrocarbon trends around the world. Dr. McGinnis holds a B.S. in geology and an M.S. in geophysics, both from Purdue University.

       W. Rufus Estis, 51, joined us as vice president finance and administration in November 2001. Prior to joining us, Mr. Estis was vice president finance, Southeast Asia for Devon Energy Corporation (formerly Santa Fe Snyder Corporation) since 1996. From 1993 to 1996, Mr. Estis was manager, financial and international accounting for Santa Fe Energy Resources, Inc. From 1988 to 1993, Mr. Estis was vice president and finance manager for British Gas Exploration and Production, and from 1976 to 1988, he held various accounting positions with Tenneco Oil Exploration and Production. Mr. Estis is a graduate of the University of Houston with an M.B.A and Louisiana Tech University with a B.S. in accounting. He is also a certified public accountant.

       All of our executive officers and directors are United States citizens.

--------------------------------------------------------------------------------
OPERATION OF OUR BOARD OF DIRECTORS
--------------------------------------------------------------------------------

       Our board of directors has regularly scheduled quarterly meetings, and has special meetings as necessary. Each non-officer director receives an annual retainer of $30,000 and he or she may elect to receive all or a portion of his retainer in shares of restricted stock for service on the board. Elections are made in 25% increments with a 33% increase in value for the amounts invested in restricted stock, so that a director electing to receive $7,500 of his cash retainer in restricted shares will be awarded restricted stock valued at $9,975. In addition, each director receives a semi-annual grant of 10-year options to purchase 1,750 shares of common stock, with an exercise price equal to the closing price of our common stock on the date of grant. Each director also receives a semi-annual grant of 1,250 shares of restricted stock subject to a three year restricted period. The director has the option to continue the restriction until retirement from the board. During 2001, our board of directors held ten meetings and each director attended at least 75% of the meetings.

       AUDIT COMMITTEE. The audit committee recommends the appointment of independent public accountants to conduct audits of our financial statements, reviews with the accountants the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The audit committee also reviews the scope and results of the company's procedures for internal auditing and the adequacy of our system of internal accounting controls. In addition, the audit committee also reviews our corporate disclosure policies and procedures. Members are Messrs. Shower (chairperson), Batchelder and Arnold. Mr. Arnold replaced Mr. Thomas Barrow who resigned in February 2001. The audit committee held six meetings in 2001. Mr. Shower will not stand for re-election to our board of directors. After our annual meeting, the audit committee members will be Messrs. James T. Jongebloed, who will act as chairperson, Isaac Arnold and Ms. Sheryl K. Pressler.

       COMPENSATION COMMITTEE. The compensation committee approves the compensation of officers, administers the bonus plan for key employees, makes recommendations to the board regarding any present or future employee incentive stock option plans and, pursuant to our stock option plans, approves awards of stock options to those key employees who have been recommended by management. Members are Messrs. Elson (chairperson), Arnold, Batchelder and Petersen. The compensation committee met four times in 2001. After our annual meeting, the compensation committee members will be Messrs. Charles M. Elson (chairperson), David H. Batchelder and Gary R. Petersen.

       NOMINATING AND GOVERNANCE COMMITTEE. The duties of our nominating and governance committee include recommending the appropriate size of our board, establishing and reviewing the qualification, stock ownership and tenure of our directors. Our nominating and governance committee also periodically evaluates our board and management's communication with the board. The members of the nominating and governance committee are Messrs. Ross (chairperson), Elson and Shower. The nominating and governance committee met two times in 2001. Mr. Ross will not stand for re-election to our board of directors. After our annual meeting, the nominating and governance committee members will be Messrs. Isaac Arnold, Jr, (chairperson) James T. Jongebloed and Gary R. Petersen.

--------------------------------------------------------------------------------
EXECUTIVE COMPENSATION:

       The following summary compensation table includes cash compensation for the past three years for our chief executive officer and our four other most highly compensated executive officers in 2001.

                              NUEVO ENERGY COMPANY
                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                      RESTRICTED    COMPENSATION    ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS(6)    STOCK AWARDS     OPTIONS      COMPENSATION
---------------------------         ----   ----------   ----------   ------------   ------------   ------------
James L. Payne                      2001.. $       --   $       --         --               --           9,073(1)
  Chairman, President and Chief
  Executive Officer
Phillip A. Gobe...................  2001      232,339(2)    116,404        --          170,000(3)           --
  Chief Operating Officer
Bruce K. Murchison................  2001      173,250       43,312         --           30,001              --
  Senior Vice President and         2000      165,000       82,500         --           35,125(12)          --
  General Counsel                   1999       93,333(4)    142,000(5)       --         48,000              --
Janet F. Clark                      2001..     13,375(6)      3,339        --          150,000(7)           --
  Senior Vice President and Chief
  Financial Officer
George B. Nilsen..................  2001       12,003(8)      2,996        --           75,000(9)           --
  Senior Vice President of
  Planning and Asset Management
Douglas L. Foshee(10).............  2001      142,564      200,000         --           31,214      $1,576,800
  Former Chairman, President        2000      400,000      200,000         --           27,500(12)          --
  and Chief Executive Officer       1999      375,000      375,000         --           55,000              --
Robert M. King(10)................  2001      177,820       47,500         --           31,951      $  570,000
  Former Senior Vice President and  2000      190,000       95,000         --           17,125(12)          --
  Chief Financial Officer           1999      160,000      160,000         --           34,250              --
Dennis A. Hammond(11).............  2001      168,000       42,000         --           33,322              --
  Former Vice President -           2000      168,000       84,000         --           17,125(12)          --
  Engineering                       1999      160,000      160,000         --           34,250              --
Michael P. Darden(11).............  2001      173,250       43,312         --           33,033              --
  Former Vice President - Business  2000      165,000       82,500         --           35,125(12)          --
  Development                       1999      155,000      155,000         --           34,250              --

------------------

 (1) Mr. Payne was elected chairman, president and chief executive officer in October 2001. Mr. Payne receives his entire compensation in shares of our common stock. In 2001, Mr. Payne earned 9,073 shares of stock based on a share equivalent of $400,000 annual salary and $200,000 bonus prorated based on the time actually worked. He was awarded these shares on January 02, 2002.

 (2) Mr. Gobe was hired by us in February 2001. Information regarding Mr. Gobe is for the period during which he was employed by us.

 (3) Mr. Gobe was granted 150,0000 options in February 2001 as part of his employment agreement.

 (4) Mr. Murchison became an employee in June 1999. Information regarding Mr. Murchison is for the 1999 compensation period during which he was employed by us.

 (5) Mr. Murchison was hired by us in June 1999 and was paid a signing bonus of $60,000. Mr. Murchison contributed 100% of the bonus to our deferred compensation plan in order to purchase shares of our common stock.

 (6) Ms. Clark became an employee in December 2001. Information regarding Ms. Clark is for the period during which she was employed by Nuevo.

 (7) Ms. Clark was granted 150,000 options in December 2001 as part of the compensation package offered to her to join Nuevo.

 (8) Mr. Nilsen was hired by Nuevo in December 2001. Information regarding Mr. Nilsen is for the period during which he was employed by Nuevo.

 (9) Mr. Nilsen was granted 75,000 options in December 2001 as part of the compensation package offered to him to join Nuevo.

(10) Mr. Foshee resigned from his employment with us in May 2001. Mr. King resigned from his employment with us in December 2001. Pursuant to resignation agreements, Messrs. Foshee and King received $1,576,800 and $570,000, respectively. Information about Messrs. Foshee and King is for periods during which each was employed by us.

(11) Messrs. Darden and Hammond resigned from employment with us in January
     2002.

(12) In lieu of an incentive bonus based on EVA performance in 2000, the executive officers received a bonus equal to 50% of base salary. Messrs. Foshee, King, Hammond, Murchison and Darden were awarded stock options of 31,214, 14,826, 16,197, 12,876 and 15,908, respectively. The options were granted on March 28,2001.

       The following table sets forth certain information concerning grants of options to purchase our common stock made during 2001 to the executive officers named in the summary compensation table. The exercise price of options granted to our executive officers is the closing price of the common stock on the date of grant.

                            2001 STOCK OPTION GRANTS

                                                         % OF TOTAL
                                                          OPTIONS
                                             NUMBER OF    GRANTED     PER SHARE                GRANT DATE
                                              OPTIONS        TO       EXERCISE    EXPIRATION    PRESENT
NAME                                          GRANTED    EMPLOYEES      PRICE        DATE       VALUE(1)
----                                         ---------   ----------   ---------   ----------   ----------
James L. Payne.............................         0          0            0             0    $        0

Phillip A. Gobe............................    20,000        2.4%       17.32       8/21/11       237,600
                                              150,000       17.9%       16.57       2/26/11     1,704,000

Bruce K. Murchison.........................    17,125        2.0%       17.32       8/21/11       203,445
                                               12,876        1.5%       17.75       3/28/11       156,701

Janet F. Clark.............................   150,000       17.9%       12.00      12/05/11     1,234,500

George B. Nilsen...........................    75,000        9.0%       12.00      12/05/11       617,250

John P. McGinnis...........................    17,125        2.0%       17.32       8/21/11       203,445
                                               13,980        1.7%       17.75       3/28/11       170,137

Douglas L. Foshee..........................    31,214        3.7%       17.75       3/28/11(2)    379,874

Robert M. King.............................    17,125        2.0%       17.32       8/21/11(2)    203,445
                                               14,826        1.8%       17.75       3/28/11(2)    180,432

Dennis A. Hammond..........................    17,125        2.0%       17.32       8/21/11(2)    203,445
                                               16,197        1.9%       17.75       3/28/11(2)    197,117

Michael P. Darden..........................    17,125        2.0%       17.32       8/21/11(2)    203,445
                                               15,908        1.9%       17.75       3/28/11(2)    193,600

---------------

(1) We calculated the grant date present value using the "Black Scholes" model, a widely accepted method of valuing options. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The "Grant Date Present Value" set out in the above table is based on the following assumptions: (a) a ten-year option term; (b) 54.5% expected future annual stock volatility for the options; (c) a risk-free rate of return of 4% for the options granted; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability, forfeiture or vesting of options.

(2) Messrs. Foshee, King, Hammond and Darden all resigned from the company. Each has one year from the date of his resignation to exercise the options with the exception of Mr. King who has three years. .

       The following table shows the number of options owned by our executives named in the Summary Compensation Table and key executives. Options in the column marked "unexercisable" are subject to vesting and will be forfeited if the named executive's employment with us is terminated for certain reasons.

                            NUMBER OF                                               VALUE OF UNEXERCISED
                             SHARES                   NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                            ACQUIRED                         OPTIONS                DECEMBER 31, 2001(1)
                               ON        VALUE     ---------------------------   ---------------------------
NAME                        EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------   --------   -----------   -------------   -----------   -------------
James L. Payne............        --    $     --          --             --       $     --       $     --
Phillip A Gobe............        --          --          --        170,000             --             --
Bruce K. Murchison........        --          --      43,708         69,418         27,084         13,541
Janet F. Clark............        --          --          --        150,000             --        450,000
George B. Nilsen..........        --          --          --         75,000             --        225,000
John P. McGinnis..........        --          --      40,375         68,855             --             --
Douglas L. Foshee.........   135,300            (2)   543,414            --             --             --
Robert M. King............    24,200     220,227     115,401         17,125         80,600             --
Dennis A. Hammond.........        --          --     233,177         17,125        174,375             --
Michael P. Darden.........    20,200     166,474     141,333         17,125         37,975             --

---------------

(1) Based on $15.00 per share which was the closing price per share of our common stock on the New York Stock Exchange Composite Tape on December 31, 2001.

(2) Mr. Foshee exercised options after he resigned from the company; therefore, value realized is not available.

--------------------------------------------------------------------------------
COMPENSATION COMMITTEE REPORT:
--------------------------------------------------------------------------------

       Our compensation committee consists of four directors who are not employees or executive officers of the company. The members of the compensation committee in 2002 were Mr. Elson, who was chairman and Messrs. Arnold, Batchelder and Petersen.

OUR EXECUTIVE COMPENSATION PROGRAM

       Our executive compensation program reflects a policy of attracting and retaining highly qualified executives who strive to achieve outstanding individual performance and who collectively seek outstanding corporate and share price performance compared to that of peer group companies. The committee believes that Nuevo should seek executives who desire a work environment characterized by a high level of "at-risk" compensation, which rewards excellent performance and aligns overall compensation with the objectives of our stockholders. In 2001, we retained Towers Perrin to: (i) assist in the review of our existing compensation programs, (ii) identify the competitive positioning with respect to current market compensation practices and (iii) assist the company in revising its compensation design. Accordingly, the compensation program adopted by us for our executives consists of the following elements:

               BASE SALARY. It is our position that base salaries should be competitive with the pay practices followed by our peer group.

               INCENTIVE BONUS. Bonuses are awarded at the discretion of the compensation committee. It is our goal that base pay and annual incentive bonus should be at or near the 50th percentile of our peer group. The incentive bonus is awarded based on three measures: stock price performance against the Company's peer group, attainment of personal objectives and meeting or exceeding stated financial plan objectives. In order to promote team focus, all employee bonuses are tied to the same share performance and financial plan objectives. Our executive management can earn a target bonus of 50% of base salary if all goals are attained. The plan provides for a maximum payout of 100% of base salary and a minimum payout of 0% of base salary.

               The compensation committee has eliminated the Economic Value Added (EVA) bonus program. The committee and management believed that our share price did not consistently reflect the EVA value created. It is our opinion that elimination of the EVA metric and institution of the new bonus format better aligns management with shareholders.

               STOCK OPTIONS. We believe that the issuance of stock options as a component of compensation properly aligns the interests of employees with our stockholders. The number of options granted to an employee is based on the committee's view of the employee's ability to positively impact the value of our results.

       During 1997, the compensation committee established a stock ownership program for our senior executives that provides incentives for each executive to achieve and maintain a targeted level of ownership of our common stock. Target levels of stock ownership are set by the compensation committee for each executive. Counted against this stock ownership are shares owned directly by the executive or owned beneficially through an immediate family member, shares acquired through the exercise of options and shares acquired through our deferred compensation and 401(k) plans. Shares that may be received upon exercise of options do not count toward the ownership objectives. Under the program, each executive's common stock ownership is reported to the committee twice a year. An executive's progress toward meeting stated ownership objectives is an important element of each executive's performance review. Upon meeting and maintaining the ownership target, the executive is eligible to receive an accelerated vesting schedule on all options granted on or before October 15, 2001.

OVERVIEW

       James L. Payne was appointed chairman, president and chief executive officer of the company in October 2001. In December 2001, Janet F. Clark and George B. Nilsen joined us as senior vice president and chief financial officer and senior vice president planning and asset management, respectively. In November 2001 W. Rufus Estis joined us as vice president finance and administration. We reorganized our structure around clear functional lines. In addition, we have terminated two outsource agreements reducing our cost structure and bringing these functions in-house.

       In determining compensation, the compensation committee continues to review on an individual level each executive's leadership in his area of expertise, and also evaluates years of service, experience level, position and general economic and industry conditions. However, no specific weighting is assigned to these factors. The committee also studies peer group compensation levels for comparable positions. The committee did not approve any executive salary increases for 2001. There have been two salary increases awarded by the committee in the past five years. With respect to bonus compensation in 2001, the committee followed its historic policy of allocating a specific portion of the total compensation paid to executive officers as "at risk" compensation in order to emphasize pay for performance.

       In 2001, we entered into a compensation arrangement with James L. Payne under which he receives a base salary of $400,000 payable quarterly in common stock. In addition, Mr. Payne receives a bonus of $200,000, payable in our common stock based on the objective performance criteria set out by the compensation committee.

STOCK BASED COMPENSATION

       The compensation committee believes the stock options that it has granted in the past, and those granted in 2001, serve a valuable purpose by attracting and retaining key executives, and encouraging increased job performance by the recipients of such grants. The committee does not base the number of awards granted to executive officers on a predetermined formula, but rather on each individual's accomplishments, level of responsibility, and impact on our performance for the year.

       Messrs. Gobe, King, Hammond, Darden, Murchison and McGinnis were granted a total of 20,000, 31,951, 33,322, 33,033, 30,001, and 31,105 options in 2001, respectively. In addition, Ms. Clark and Messrs. Gobe, Nilsen and Estis received 150,000, 150,000, 75,000 and 30,000 options, respectively, upon joining our company. The stock options granted to Ms. Clark and Mr. Nilsen were made outside of our existing stock incentive plans and were made pursuant to an incentive stock plan that was offered to such employee as a material inducement to enter into an employment arrangement with us.

EXECUTIVE EMPLOYMENT CONTRACTS

       In October 2001, we entered into a compensation agreement with Mr. Payne, our chairman, president and chief executive officer. The agreement provides that Mr. Payne is employed on an "at will" basis and that his compensation will be paid in the form of our common stock in the following manner:

        -- BASE SALARY. A base salary at the rate of $400,000 per year. In 2002, the base salary will be paid as 28,673 shares of our stock. Such payment is made to Mr. Payne quarterly.
        -- ANNUAL BONUS. Mr. Payne will receive an annual bonus between $0 and $400,000, paid in the form of common stock. In 2001, Mr. Payne received 9,073 shares based on the portion of the year that he had worked. In 2002, he will receive a guaranteed annual bonus of at least 50% of the maximum target value.
        -- OTHER. The agreement provides for reimbursement of certain temporary rental costs incurred by Mr. Payne for a three-month period.

       In February 2001, we entered into a two-year employment agreement with Phillip A. Gobe. Mr. Gobe's contract provides for a base salary of $275,000 and a discretionary bonus based upon performance in an amount to be determined by our compensation committee. Mr. Gobe's employment may be terminated by either party, but in the event of termination for reasons other than just cause or voluntary resignation during the term of the agreement, we are obligated to pay him a sum equal to two times the aggregate of his base salary and average annual bonus. In the agreement, just cause is defined as the failure to render services to us as provided in the employment agreement or the commission of fraud or other specified illegal act.

       In 1999, we entered into an employment agreement with Bruce K. Murchison. In the event that Mr. Murchison's employment is terminated for reasons other than just cause or his voluntary resignation, the benefits Mr. Murchison is entitled to are identical to those of Mr. Gobe. Under the agreement, Mr. Murchison was paid an annual salary of $160,000 and a $60,000 signing bonus in 1999. Mr. Murchison contributed this entire bonus to purchase shares of our common stock.

       In 1999, we also entered into an employment agreement with John P. McGinnis. Mr. McGinnis's contract was identical to that of Mr. Murchison except that Mr. McGinnis was paid an annual salary of $140,000 and a $50,000 signing bonus in 1999. Mr. McGinnis contributed his entire bonus to purchase shares of our common stock.

       In May 2001, we entered into a resignation agreement with Mr. Douglas L. Foshee. Under the resignation agreement, Mr. Foshee was paid an amount equal to the product of two times the sum of his salary for twelve months and any bonuses paid to him, resulting in a severance payment of $1,576,800. Mr. Foshee also received the amount in his deferred compensation plan and retained the right to exercise stock options for a one-year period.

       In December 2001, the company entered into a resignation agreement with Robert M. King. The resignation agreement was substantially similar to that of Mr. Foshee except that Mr. King received a severance payment of $570,000. In addition, Mr. King surrendered certain options and retained other options for a three-year period.

       Messrs. Darden and Hammond entered into resignation agreements with us on January 9 and January 11, 2002, respectively. The resignation agreements of Messrs. Darden and Hammond are substantially similar to that of Mr. Foshee except that Mr. Hammond was paid $462,000 and Mr. Darden was paid $354,000, respectively. Both Mr. Darden and Mr. Hammond surrendered a portion of their stock, and retained options for a one-year period beyond the termination date.

LONG-TERM INCENTIVE PLAN AWARDS

       We do not have a long-term incentive plan for our employees, other than the 1990 stock option plan, the 1993 stock incentive plan and the 1999 stock incentive plan. In addition, we adopted a broadly based plan in August 2001 under which 200,000 shares could be issued. Under the 1990 stock option plan and the 1993 stock incentive plan, our executive officers, directors and employees are eligible to receive awards of stock options or of shares of stock or other awards which have a value which increases or decreases with the price of our stock. In addition to the awards under the 1990 stock option plan and the 1993 stock incentive plan, the 1999 stock incentive plan and the 2001 broadly based stock incentive plan permit the award of restricted stock, restricted stock units, performance share awards and performance units. Finally, we adopted individual stock incentive plans for Ms. Clark and Mr. Nilsen as inducements for employment. Ms. Clark's plan provided for the issuance of 150,000 stock options, while Mr. Nilsen's plan provided for the issuance of 75,000 stock options. All of the awards are designed to generate an increased incentive to contribute to our future success resulting in the enhanced value of us for the benefit of our stockholders.

CHANGE IN CONTROL BENEFIT

       On December 6, 2000, the board of directors adopted a resolution that would provide our key executive officers certain benefits in the event of termination of employment without cause within two years of a change of control. We are obligated to pay a termination benefit of three times the sum of base salary and average annual bonus. In the event that any benefit received in a change of control subjects the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to a tax gross up payment. This benefit is in lieu of any other severance or termination benefit that might otherwise be owed under an employment contract or our severance plan. The board authorized that this benefit be formalized in separate Severance Protection Agreements with each key executive officer. The change in control benefits under the Severance Protection Agreements with Mr. Payne, Mr. Nilsen and Ms. Clark are identical to those of Mr. Gobe, Murchison and McGinnis except that the benefits are phased in over a one-year period.

DEFERRED COMPENSATION PLAN

       During 1997, we adopted the Nuevo Energy Deferred Compensation Plan to encourage senior executive officers to personally invest in our shares. Executives at the level of vice president and above are eligible to participate in the plan. The plan allows our senior executives to defer all or a portion of their annual salaries and bonuses. The plan was amended in December 2001 to provide the executives the alternative of investing in our common stock, a money market account or other investment alternatives. The amended plan also removed the 25% discount to market price that had previously been contained in the deferred compensation plan for purchase of our common stock.

       The compensation committee establishes stock ownership targets for each of the company's executives other than Mr. Payne who receives all of his compensation in our common stock. The executive may satisfy the ownership requirement by directly investing in our common or by indirectly investing in us through our

401(k) plan and deferred compensation plan. The actual investment does not include shares, which may be issued pursuant to stock options. The actual investment and target investment for each executive is as follows:

                                                               TARGET
NAME                               ACTUAL INVESTMENT         INVESTMENT
----                               -----------------         ----------
Phillip A. Gobe..................      $178,945               $687,500
Janet F. Clark...................         8,482                487,500
George B. Nilsen.................           -0-                350,000
Bruce K. Murchison...............       314,543                346,500
John P. McGinnis.................       254,823                304,500
W. Rufus Estis...................         5,617                310,000

REVISIONS TO STOCK BASED COMPENSATION

       DIRECTOR COMPENSATION. In 1999, the compensation committee adopted changes to the compensation paid to non-employee directors in order to encourage greater stock ownership by directors and to bring director compensation in line with the compensation paid by peer group companies.

       Each non-officer director is entitled to receive an annual cash retainer of $30,000, but may elect to receive all or a portion of the retainer in shares of restricted stock. Elections are made in 25% increments and, to encourage director ownership, the director receives a 33% increase in value for the amount invested in restricted stock. For example, a director will receive $9,975 in restricted stock for each $7,500 of compensation invested. Six of our directors elected to receive all restricted shares while two directors elected to continue to receive a cash retainer in 2001.

       In addition to the retainer, non-officer directors receive a semi-annual grant of 1,750 ten-year options to purchase shares of our common stock. In addition, the directors receive a semi-annual grant of 1,250 restricted shares of our common stock subject to a three year restricted period and directors will have the option to roll over this period until their retirement from the board.

                                                      CHARLES M. ELSON, CHAIRMAN
                                                      ISAAC ARNOLD, JR.
                                                      DAVID H. BATCHELDER
                                                      GARY R. PETERSEN

--------------------------------------------------------------------------------
AUDIT COMMITTEE REPORT:
--------------------------------------------------------------------------------

       The audit committee of the board is responsible for providing independent, objective oversight of our accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The audit committee operates under a written charter approved by the board of directors. A copy of the charter is attached to this Proxy Statement as Exhibit A.

       Management is responsible for our internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

       In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the audited financial statements as of and for the year ended December 31, 2001. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The audit committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm's independence.

       Based upon the audit committee's reviews and discussions referred to above, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

       During the fiscal year 2001, we retained Arthur Andersen LLP as our principal auditor to provide services in the following categories and amounts:


----------------------------------------------------
 Audit Fees                            $220,000
----------------------------------------------------
 All Other Fees                         225,370
----------------------------------------------------

       The audit committee has considered whether the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

       The audit committee believes that it is in the best interest of the company and its shareholders to delay its selection of an auditor for the year ending December 31, 2002. Therefore, the company has not submitted its selection of independent auditor to the company's shareholders for ratification. The audit committee continues to evaluate the highly publicized events involving Arthur Andersen and we are not prepared at this time to select Arthur Andersen to perform our 2002 audit. It is our intention to evaluate other qualified independent public accountants and we will select an independent accounting firm in sufficient time to conduct the audit of the company's 2002 financials. The company will again submit its selection of auditor for ratification by the shareholders in our 2003 proxy.

                                         THE AUDIT COMMITTEE

                                         ROBERT W. SHOWER, CHAIRMAN
                                         DAVID H. BATCHELDER
                                         THOMAS L. BARROW

--------------------------------------------------------------------------------
PERFORMANCE GRAPH
--------------------------------------------------------------------------------

       The following graph compares the yearly percentage change in our cumulative total stockholder return on our common stock to the total return on the New York Stock Exchange and the cumulative total return on (i) a peer group of oil and gas exploration and production companies selected by us from January 1, 1997 until December 31, 2001. (*the "Current Peer Group")

NUEVO ENERGY CHART

                              [NUEVO ENERGY CHART]

--------------------------------------------------------------------------------------------------------------------
                                           1996         1997         1998         1999         2000         2001
--------------------------------------------------------------------------------------------------------------------
 Nuevo                                    100.00        78.37        22.12        36.06        33.29        28.85
--------------------------------------------------------------------------------------------------------------------
 NYSE Market Index                        100.00       131.56       156.55       171.42       175.51       159.81
--------------------------------------------------------------------------------------------------------------------
 Peer Group                               100.00        76.77        36.90        50.42       103.17        80.32
--------------------------------------------------------------------------------------------------------------------

       Our Current Peer Group includes the following companies: Berry Petroleum, Chesapeake Energy, Denbury Resources, Forest Oil, Key Production, Mangum Hunter Resources, Meridian Resources, Patina Oil and Gas, Plains Resources, Pogo Producing, Pure Resources, Range Resources, St. Mary's Land & Exploration, Stone Energy, Swift Energy, Tom Brown, Vintage Petroleum and Westport Resources.

       Consolidations and mergers within the former peer group resulted in a smaller group and a less meaningful comparison. We believe that the Current Peer Group is a larger group with sufficiently similar characteristics to us resulting in an improved comparison.

                                                                       EXHIBIT A

                              NUEVO ENERGY COMPANY

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

       The Audit Committee (the "Committee") of Nuevo Energy Company (the "Company") is a committee of the Board of Directors. The Committee's function is to assist the Board in fulfilling its oversight responsibilities relating to the Company's corporate accounting and financial reporting practices. In fulfilling this function, the Committee's primary duties and responsibilities are to:

        -- Serve as an independent and objective party to monitor the Company's financial reporting process and systems of internal controls regarding financial, accounting, and legal compliance.
        -- Monitor the independence and performance of the Company's independent auditors and internal auditing department.
        -- Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.
        -- Report actions of the Committee to the Board of Directors with such recommendations as the Committee may deem appropriate.

       The Committee shall be empowered to conduct or cause to be conducted any investigation appropriate to fulfilling its responsibilities, and shall have direct access to the independent auditors as well as Company employees as necessary. The Committee shall be empowered to retain, at the Company's expense, special legal, accounting, or other consultants or experts as the Committee deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

       Committee members shall meet the requirements, as may be amended from time to time, of (1) the New York Stock Exchange as described in Section 303 of the New York Stock Exchange's Listed Company Manual and (2) the Nuevo Energy Company Corporate Governance Guidelines. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Committee members, including the Audit Committee Chair, shall be appointed by the Board of Directors on recommendation of the Company's Nominating and Governance Committee.

       The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. If the Audit Committee Chair is not present, the members of the Committee may designate a Chair of the meeting by majority vote of the Committee membership. The Committee shall meet privately in executive session at least annually with management, the Director of Internal Audit, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed privately.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

       The Committee shall:

        Review Procedures

       1. Review with management, the independent auditors and the internal auditors, the Company's year-end financial results prior to the release of earnings and the Company's year-end financial statements prior to filing or distribution. Discuss with management, the independent auditors and the internal auditors any significant issues or findings or any changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61. Recommend to the Board of Directors whether or not the audited financial statements should be included in the Company's Annual Report on Form 10-K for the last fiscal year.

       2. Review with management, the independent auditors and the internal auditors, the Company's quarterly financial results prior to the release of earnings and the Company's quarterly financial statements prior to filing or distribution. Discuss with management, the independent auditors and the internal auditors any significant findings or any changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61.

       3. In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses, including the status of previous recommendations.

        Independent Auditors

       4. Confirm with the independent auditors their ultimate accountability to the Audit Committee and the Board of Directors. Review the performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

       5. Approve the fees and other significant compensation to be paid to the independent auditors. Review and approve requests for significant management consulting engagements to be performed by the independent auditors' firm and be advised of any other significant study undertaken at the request of management that is beyond the scope of the audit engagement letter.

       6. Oversee the independence of the independent auditors by, among other things, (1) on an annual basis, receiving from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, that could impair the auditors' independence; (2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants; and (3) recommending to the Board of Directors the appropriate action to be taken in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

       7. Review the independent auditors' audit plan and engagement letter [and discuss with the independent auditors and the internal auditor the scope of the audit, staffing, locations, reliance upon management, and internal audit and general audit approach].

        Internal Audit Department and Legal Compliance

       8. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed. The internal audit department shall be responsible to senior management, but shall have a direct reporting responsibility to the Board of Directors through the Committee.

       9. Review the appointment, performance, and replacement of the Director of Internal Audit.

       10. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

       11. On at least an annual basis, review with the Company's legal counsel any legal matters that could have a significant impact on the Company's financial statements or the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

        Other Audit Committee Responsibilities

       12. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board of Directors for approval.

       13. Annually prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement.

       14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

       15. Review policies and procedures with respect to executive officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the independent accountant.

       16. Review with the General Counsel the results of his/her review of the Company's compliance with the Company's code of conduct.

       17. Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


1. Election of       FOR all nominees           WITHHOLD
   Directors       listed below (except        AUTHORITY
                     as marked to the      for all nominees
                      contrary below)        listed below

                           [ ]                    [ ]

NOMINEES FOR DIRECTOR:   Isaac Arnold, Jr.
                         David H. Batchelder
                         Charles M. Elson
                         Robert L. Gerry III
                         James T. Jongebloed
                         James L. Payne
                         Gary R. Peterson
                         Sheryl K. Pressler

(INSTRUCTION: To withhold authority to vote for one or more of the nominees, write the name of the nominee in the space provided.)

___________________________________________________________


2. In their discretion, the proxies are aurthorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

                                                   [ ]  [ ]  [ ]


SIGNATURES(S)______________________________  DATE _______ 2002
NOTE: Please sign this exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

REVOCABLE PROXY

                              NUEVO ENERGY COMPANY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NUEVO ENERGY COMPANY ("COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE
           HELD ON MAY 22, 2002 AND AT ANY OTHER ADJOURNMENT THEREOF.

The undersigned, being a stockholder of the Company as of April 5, 2002, hereby authorizes James L. Payne and Janet F. Clark or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, on Wednesday May 22, 2002 at 9:00 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

The Board of Directors recommends that you vote FOR the Board of Directors' nominees listed above. Shares of common stock of the Company will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS AND OTHERWISE AT THE DISCRETION OF THE PROXIES. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of the Stockholders of the Company called for May 22, 2002, a Proxy Statement for the Annual Meeting and the 2001 Annual Report to Stockholders (which may have been previously mailed).


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.